Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PostRock Energy Corporation (“PostRock”) of our report dated March 8, 2012 with respect to the consolidated financial statements of PostRock, which appears in PostRock’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ UHY LLP

Houston, Texas

May 15, 2012